Exhibit 99.2
Alpha and Omega Semiconductor Limited
Prepared Remarks for the Investor Conference Call
for the Quarter Ended December 31, 2022

February 6, 2023

Yujia Zhai

Good afternoon, everyone, and welcome to Alpha and Omega Semiconductor’s conference call to discuss fiscal 2023 second quarter financial results.  I am Yujia Zhai, Investor Relations representative for AOS.  With me today are Dr. Mike Chang, our CEO, Stephen Chang, our President, and Yifan Liang, our CFO.  This call is being recorded and broadcast live over the Web.  A replay will be available for seven days following the call via the link in the Investor Relations section of our website.

Our call will proceed as follows today.  Mike will begin with strategic highlights.  Then, Stephen will provide business updates and a detailed segment report.  After that, Yifan will review the financial results and provide guidance for the March quarter.  Finally, we will have the Q&A session.

The earnings release was distributed over wire today, February 6, 2023, after the market close.  The release is also posted on the company's website.  Our earnings release and this presentation include non-GAAP financial measures.  We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in the earnings release.

We remind you that during this conference call, we will make certain forward-looking statements, including discussions of the business outlook and financial projections.  These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations.  For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC.  We assume no obligations to update the information provided in today's call.

Now, I will turn the call over to our CEO, Dr. Mike Chang, to provide strategic highlights.  Mike?

Mike Chang (Chief Executive Officer)

Thank you, Yujia. Happy new year everyone and welcome to today's call. It is good to speak with all of you again. Before I go over our results, I’d like to begin today by saying that I am proud to be speaking to you for the last time as the Chief Executive Officer of AOS. 22 years ago, I founded this company with a vision and a dream. While this vision never ends, today, we are one of the most successful and well-recognized fast-growing power semiconductor companies in the world. I am proud of all that we have accomplished together.

It is with great confidence and pleasure that I now turn the chief executive position to Stephen, who has already demonstrated his leadership skills and business acumen since his appointment as AOS’s President two years ago, leading AOS to achieve record revenues and profitability. I want to thank each and every one of the AOS team for your dedication and hard work. It has been an honor to work alongside you and to see this company grow and thrive. Thank you all for the memories and the opportunities. We are in the midst of an incredible journey, and I am grateful for every moment that has led us to this point today.

I will continue to be deeply involved in AOS as Executive Chairman and plan on focusing more on strategic matters such as key relationships with critical partners and customers of AOS and technology development essential to ensure sustained and long-term growth.

Now, moving on to the results. Our fiscal Q2 results were below our expectations. Revenue was $188.8 million. Non-GAAP gross margin was 29.5%, and non-GAAP EPS was $0.67. Last quarter, we indicated that we expected an industry-wide inventory correction to impact us over the coming quarters, particularly in PCs and smartphones. However, the magnitude of this inventory correction for certain customers was larger than we expected. Inventory levels across many of the consumer markets that we serve remain high and our customers are working to bring supply chain inventory levels back into balance as quickly as possible. As a result, we forecast March quarter revenue to be approximately $130 million, plus or minus $5 million. We expect to recover a good portion of the sequential decline in the June quarter and even more so in the 2nd half of the year, especially with the re-opening of China.

As we stated last quarter, our business is not immune to macro challenges and industry cycles. We have been through many of these cycles over the past 22 years and do not make decisions based on just a couple of quarters of data. Every cycle since the beginning of our industry has eventually ended and given way to a new leg of growth, and this one is no different. We are confident that given our strong fundamentals, we are in the best position we have ever been to continue our growth momentum once this downturn is past us.

Looking back on the year, calendar 2022 was one of the most successful years in our history, despite many challenges. We set records across almost every metric. Revenue was a record $794 million, up 9% year-over-year, and non-GAAP earnings per share was a record $4.16, up 5% year-over-year.

Further, we closed the year with record Tier 1 customers and market share across most product segments. In our two largest product segments, PCs and Smartphones, we grew significantly faster than the market. This was due to our success in gaining market share, increasing BOM content, and deliberately improving our product mix towards more premium tier products. Further, Gaming was an outstanding success for us in 2022. We won leading share with the number 1 gaming console manufacturer and this business for us more than doubled year-over-year and is now a major revenue contributor for AOS and is expected to continue to grow even in a weakening consumer demand environment.

These are just a few examples out of many achievements that demonstrate our fundamental strength, the competitiveness of our products and the traction that we have gained. Stephen will provide more details during his section of the call, but our business has never been stronger, which is why I am confident that our outlook is largely due to macro-economic factors rather than anything specific to fundamentals. As channel inventories are consumed and the broader economy recovers, we expect to see a rebound in revenue.

In closing, demand for more and better power management is being driven by what we call “the electrification of everything”. We believe this tailwind is here to stay and we are in the best position we have ever been to continue to win in this market. We exited 2022 with a strong balance sheet, which enables us to navigate the current economic environment while keeping our eyes on achieving our one-billion-dollar annual revenue target in the next couple of years.

Thank you. I will now turn the call over to our future CEO, Stephen for an update on our business and a detailed segment report. Stephen?

Stephen Chang (President)

Thank you, Mike, and good afternoon, everyone.

Overall, I'm very pleased with the performance we achieved this past calendar year, and we delivered it while navigating a very challenging business environment with disruptions from China’s zero covid restrictions, global supply chain constraints and significant inflationary headwinds. Despite all of this, we achieved record revenues across all of our segments.

Our calendar year 2022 Computing segment revenue increased 5.9% year-over-year to $332.6 million. Consumer grew 13.4% to $173.6 million. Communications increased 23.9% to $125.7 million, and our Power Supply and Industrial increased 7.8% to $155.5 million.

These results were made possible by our record Tier 1 customer partnerships and market share as well as a much more diversified total solutions product portfolio that’s serving a broader set of end markets, across consumer, commercial and industrial use cases.

While our near-term outlook and general market sentiment indicate a significantly weaker demand environment and inventory correction for 2023, we believe there are a couple factors that make us uniquely positioned to benefit on the other side.

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One, a good portion of the slowdown that we are experiencing is driven by our Tier 1 customers where we have leading share. However, our sockets and BOM content in their devices remain unchanged and our relationships with these customers are the best they have ever been. These customers are the leading device makers in their categories in the world and demand for their devices over time has only grown. This is why we are confident that this slowdown we are experiencing will be behind us as demand for these premium products are certain to come back once inventories are more normalized.

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Two, to strategically navigate the current environment, our focus will be on stabilizing spending where we can, while continuing R&D investments to drive market leadership and have leading products once the market returns. In addition, we are accelerating our development in new growth areas such as data center, infrastructure, industrial, and automotive applications. For example, we recently expanded our SiC portfolio to include 650V and 750V SiC MOSFETs for on board car charging, traction inverters, and infrastructure applications. Our industrial, renewable energy, and automotive customers will now have a broader portfolio available to select the right solution that supports their wide range of product power levels at an even higher performance and efficiency level.

Let me now cover our segment results and provide some guidance by segment for the next quarter.

Starting with Computing. December quarter revenue was down 27.3% year-over-year and 28.4% sequentially and represented 33.8% of total revenue.

Looking back on the year for our PC business more closely, our PC shipments grew in the first three quarters of the year, but demand dropped off rapidly in the December quarter as our customers aggressively reduced inventories. Even with this significant drop, our full year PC revenue, was up 3% compared to a 20% decline in PC units according to Digitimes. This was due to our success in gaining share, increasing BOM content, and deliberately improving our product mix towards more premium tier products.  Based on our conversations with customers and latest demand forecasts, we expect some of our customers’ inventories will be depleted in the March quarter, and they anticipate resuming orders for the June quarter, which will help to recover some of the significant March quarter decline ahead of peak season.

In the December quarter, there were some notable areas of strength in our Computing segment, particularly data centers as this area showed significant growth year-over-year with the adoption of our high performance low and medium voltage MOSFETs by leading Cloud providers. In addition, graphics cards, and tablets continued to be strong. Looking ahead, in the March quarter, we expect total Computing segment revenue to be down about 30% sequentially as we actively work with our customers to right-size their inventory.

Turning to the Consumer segment, December quarter revenue once again set records increasing 21.3% year-over-year and 4.2% sequentially and represented 25.0% of total revenue. These results were in-line with our expectations driven by record Gaming volumes which grew 222% year-over-year and 19.5% sequentially. Looking ahead, we anticipate our Consumer segment to decrease mid-single-digits sequentially driven by a seasonal slowdown in Gaming shipments after a very strong December quarter.

Next, let’s discuss the Communications segment, which also set record quarterly revenue as it increased 38.0% year-over-year and 12.4% sequentially and represented 18.7% of total revenue. These results were significantly higher than our expectations due to stronger than anticipated shipments to the #1 U.S. smartphone customer, as well as to China. For the full year 2022, Smartphone revenue grew 24% year-over-year, despite an estimated 11.6% decline in global smartphone shipments as estimated by Digitimes. Our growth was driven by share gains in the premium tier smartphone models. This is due to our ability to serve the high-end market with our high-performance battery protection products, as well as strong partnerships with our customers.

In the March quarter, we expect this segment to face a steep correction of about 45% sequential decline as we help our customers normalize their inventory levels after two quarters of record shipments that didn’t fully sell-through to end consumers as a result of lower discretionary spending due to inflationary headwinds and China zero-covid restrictions. Internally, we expect our smartphone business to start to recover in the June quarter in preparation for the September quarter peak season. China’s reopening is also a welcome development that should improve consumption.

Now, let’s talk about our last segment, Power Supply and Industrial, which accounted for 21.8% of total revenue. This segment also set records with revenue up 9.3% year-over-year and up slightly sequentially. The increase was due to share gains in quick chargers at the leading U.S. phone maker and growth in PC power supplies and gaming adapters. For the March quarter, we anticipate this segment to decline around 30% sequentially due to the inventory correction.

In closing, while we are experiencing a temporary slowdown, inventory corrections and market cycles are ultimately healthy for our industry. Calendar 2022 was a record-breaking year for us, with record revenues, earnings, and leading market share with a record number of tier 1 customers. We enter calendar 2023 with many strengths: a growing product offering, cutting-edge R&D and promising technology roadmaps, diverse manufacturing capabilities, and strong relationships with strategic customers. As the newly appointed CEO, I am focused on leading AOS forward and am confident in our ability to continue growing at a faster rate than the overall market. We will maintain and execute our successful strategies while also investing in new growth areas such as data centers, automotive, infrastructure, and industrial.

With that, I will now turn the call over to Yifan for a discussion of our fiscal second quarter financial results and our outlook for the next quarter.

Yifan Liang (Chief Financial Officer)

Thank you, Stephen. Good afternoon everyone and thank you for joining us.

Revenue for the quarter was $188.8 million, down 9.5% sequentially and down 2.4% year-over-year.  In terms of product mix, DMOS revenue was $137.6 million, down 4.8% sequentially and up 2.3% over last year.  Power IC revenue was $50.0 million, down 19.8% from the prior quarter and down 10.1% from a year ago.  Assembly service revenue was $1.2 million, as compared to $1.6 million last quarter and $3.3 million for the same quarter last year.

Non-GAAP gross margin was 29.5%, compared to 35.4% in the prior quarter and 36.7% a year ago.  The quarter-over-quarter decrease in non-GAAP gross margin was mainly driven by less favorable product mix and an increase in inventory reserve, reflecting the on-going industrywide inventory correction.

Non-GAAP operating expenses were $32.8 million, compared to $36.6 million for the prior quarter and $33.5 million last year.  The quarter-over-quarter decrease was primarily due to lower variable compensation accruals this quarter.

As such, non-GAAP quarterly EPS was $0.67 per share, compared to $1.20 last quarter and a year ago.

Moving on to cash flow.  GAAP operating cash flow was $0.3 million, which included $12.2 million repayments of customer deposits.  By comparison, operating cash flow in the prior quarter was $36.7 million, which included $3.3 million net repayments of customer deposits.  Operating cash flow a year ago was $50.8 million, which included $11.2 million net customer deposits.  We expect to refund around $30 million customer deposits in calendar year 2023.  Consolidated EBITDAS was $31.8 million, compared to $45.5 million last quarter and $46.7 million last year.

Let me turn to our balance sheet.

We completed the December quarter with a cash balance of $287.8 million, compared to $316.1 million at the end of last quarter.  The cash balance a year ago was $269.3 million.

Net trade receivables were reduced to $53.2 million compared to $55.8 million at the end of the prior quarter.  Days Sales Outstanding for both the December quarter and last quarter were 30 days.

Net inventory was $163.8 million at quarter-end, slightly down sequentially from $164.9 million last quarter and up from $129.1 million last year.  Average days in inventory were 109 days, compared to 106 days in the prior quarter.

Finally, Property, Plant and Equipment was $351.0 million, up from $339.5 million last quarter.  The fixed assets balance a year ago was $196.7 million.  CapEx for the quarter was $28.0 million.  We expect CapEx to drop to a $20 million to $25 million level in the March quarter.  Our Oregon fab expansion is expected to start to ramp in March 2023.

Now, I would like to discuss March quarter guidance.

We expect:

•	Revenue to be approximately $130 million, plus or minus $5 million. Our guidance factors in the on-going industrywide inventory correction and the seasonality for the March quarter.
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GAAP gross margin to be 22.5%, plus or minus 1%.  We anticipate non-GAAP gross margin to be 24.5%, plus or minus 1%.  The quarter-over-quarter decrease mainly reflects the impact of the expected product mix changes and lower factory production absorption due to the current inventory correction.

•	GAAP operating expenses to be in the range of $45.5 million, plus or minus $1 million. Non-GAAP operating expenses are expected to be in the range of $35.5 million, plus or minus $1 million.
•	Interest expense to be approximately $1.2 million, and
•	Income tax expense to be in the range of $1.3 million to $1.5 million.

With that, we will now open the call for questions.  Operator, please start the Q&A session.

Closing:
This concludes our earnings call today.  Thank you for your interest in AOS and we look forward to talking to you again next quarter.

Special Notes Regarding Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance.  These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income, tax expenses, net income, noncontrolling interest and share-based compensation expenses, production ramp up costs and annual revenue and growth objectives; statements regarding expected financial performance of market segments; the macroeconomic conditions and our ability to mitigate economic downturns; the global capacity constraint; our ability and strategy to develop new products; the Oregon fab expansion project and anticipated timing; projected annual revenue target; fluctuation in customer demand and market segments; our share of Tier 1 customer, our ability to control and maintain manufacturing capacity; the execution of our business plan and strategies; and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of COVID-19 pandemic on our business operation; our lack of control over the JV Company; our ability to develop and succeed in the digital power business; difficulties and challenges in executing our diversification strategy into different market segments; new tariffs on goods from China; ordering pattern and seasonality; our ability to introduce or develop new and enhanced products that achieve market acceptance; decline of the PC industry and our ability to respond to such decline; the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2022 filed by AOS. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements.  Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements.  You should not place undue reliance on these forward-looking statements.  All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.